Exhibit 99.1

BIMINI MORTGAGE MANAGEMENT AND OPTEUM FINANCIAL SERVICES
SIGN DEFINITIVE AGREEMENT TO MERGE

VERO BEACH, Fla. (September 29, 2005) – Bimini Mortgage Management, Inc. (the “Company”) (NYSE:BMM), a real estate investment trust that invests primarily in residential mortgage-related securities, today announced that it has signed a definitive merger agreement with Opteum Financial Services, a privately held home mortgage lender headquartered in Paramus, New Jersey.  With nearly 1,000 associates operating out of 30 offices and lending in 44 states, Opteum expects to originate or acquire approximately $7.4 billion in mortgage loans for the fiscal year ending November 30, 2005.  The transaction, in which Opteum will become a subsidiary of the Company, is expected to close in November 2005 and is subject to customary closing conditions. The Company expects the transaction will be accretive to earnings in 2006 and beyond.

Commenting on the agreement, Jeffrey J. Zimmer, chairman, co-founder, president and chief executive officer of the Company, said, “This transaction represents an excellent opportunity for both companies.  From our standpoint, we are diversifying our revenue stream while remaining in our area of expertise – the residential mortgage market.  At the same time, we are establishing a broader base for future growth.  We have known members of Opteum’s management team for a number of years and believe they are among the best and most experienced in the home mortgage business. We are excited about the opportunity to commit capital to them as all of our shareholders will benefit.”

Peter R. Norden, chairman, co-founder, president and chief executive officer of Opteum Financial Services, added, “We believe this transaction offers an excellent opportunity for our company and our employees on many fronts. The management team at Bimini is highly regarded for their in-depth knowledge of mortgage backed securities, their liquidity management skills, their capital markets expertise and their commitment to the application of best practices and low cost operations. We can continue to grow as opportunities present themselves as part of this very well run publicly held company and attract capital at more favorable rates.  That in turn will create new jobs and improved opportunities for our existing associates.”

Terms of the Agreement

Under the terms of the agreement, Bimini has agreed to issue 3,717,242 shares of Class A Common Stock and 1,800,000 Convertible Preferred Shares in the merger to the stockholders of Opteum.  The new class of preferred shares would be convertible into Class A Common Stock of Bimini if Bimini’s shareholders approve the conversion at a future shareholder meeting.  In addition, Bimini has agreed to lend approximately $65 million to Opteum to repay existing debt.  Bimini has also agreed to pay the Opteum stockholders a contingent cash earn-out of up to $17.5 million over the next five years, based on achievement by Opteum of certain specific financial objectives.  In return, Opteum has agreed that at the time of the merger it will have a book value of $60 million. Opteum will operate from their headquarters in Paramus, New Jersey and as a taxable subsidiary of Bimini, which will retain corporate headquarters in Vero Beach, Florida. The three most senior executives of Opteum Financial Services have entered into long term employment contracts.

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Management

Jeffrey J. Zimmer will continue as chairman, president and chief executive officer of Bimini.  Peter R. Norden will continue as chairman, president and chief executive officer of Opteum and will become senior executive vice president and a director of Bimini.  Robert E. Cauley, currently chief financial officer and chief investment officer of Bimini, will become vice chairman of the board of Bimini Mortgage Management, Inc.  Martin J. Levine, co-founder of Opteum, will continue in his role as chief operating officer of Opteum.  Jason Kaplan, who represents the family owning a large interest in Opteum, will join the Bimini board for a one-year term.  No other senior management changes are planned.

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Conference Call Information

Bimini Mortgage Management will hold a conference call to discuss the transaction with Opteum tomorrow, September 30, 2005, at 10:00 a.m. Eastern time.  Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.biminireit.com.  To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through October 30, 2005.

Bimini Mortgage Management, Inc.

Bimini Mortgage Management, Inc., a real estate investment trust, invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Opteum Financial Services, LLC

Opteum is one of the nation’s most innovative and fastest-growing mortgage lenders. With branches and approval to originate loans nationwide, Opteum combines advanced technology and superior customer service to provide its customers an exceptional experience. Opteum offers a wide array of retail and wholesale products including fixed- and adjustable-rate mortgages, 100 percent financing, interest-only products and home loans for the credit challenged.  The company’s Web site is located at www.opteum.com.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-11.  The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Investor Contact:	Bimini Media Contact:	Opteum Media Contact:
Robert E. Cauley	Margot Riser	Kim Arculeo
Chief Financial Officer	Corporate Communications, Inc.	Director, Corp. Comm.
Bimini Mortgage Mgn’t	Bimini Representative	Opteum Financial Services
772-231-1400	615-324-7303	678-742-6647
karculeo@opteum.com

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